EXHIBIT 12



Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                                                                Six months ended June 30,
Dollars in millions)                                                              1997              1996
----------------------------------------------------------------------------------------------------------------
Income:
 Income before provision for income taxes                                     $      39.9        $      36.4

  Fixed charges                                                                      65.9               58.7
                                                                           -------------------------------------
  Income before provision for income taxes and fixed charges                   $     105.8        $     95.1
                                                                           =====================================

Fixed charges:
  Interest expense                                                             $      64.2        $      57.0
  Preferred stock dividends                                                            1.7                1.7
                                                                           -------------------------------------
                                                                               $      65.9        $      58.7
                                                                           =====================================

Ratio of income before provision for income taxes and fixed
  charges to fixed charges                                                             1.61               1.62
                                                                           =====================================

